EXHIBIT 10.24

August 13, 2012

Erwin Eichmann

Dear Erwin,

Provided you commence employment on a mutually agreed upon date in September 4, 2012, TheStreet, Inc. (the “Company”) is happy to provide you with a one-time sign-on bonus in the amount of $16,104 (the “Sign-on Bonus”).

In the event that your employment is terminated for Cause, or if you voluntarily resign from the Company before one (1) year has passed from the date you commenced employment with the Company, you will be obligated to reimburse the Company for the Sign-on Bonus. For purposes of this Letter, “Cause” shall be determined by the Company in the exercise of its good faith judgment, in accordance with the following guidelines: (i) your willful misconduct or gross negligence in the performance of your obligations, duties and responsibilities of your position with the Company (including those as an employee of the Company set forth in the Company’s Code of Business Conduct and Ethics dated June 1, 2006, as same may be amended from time to time provided such amendment affects all executive officers of the Company), (ii) your dishonesty or misappropriation, in either case that is willful and material, relating to the Company or any of its funds, properties, or other assets, (iii) your inexcusable repeated or prolonged absence from work (other than as a result of, or in connection with, a Disability), (iv) any unauthorized disclosure by you of Confidential Information or proprietary information of the Company in violation of Section 12(d) which is reasonably likely to result in material harm to the Company, (v) your conviction of a felony (including entry of a guilty or nolo contender plea) involving fraud, dishonesty, or moral turpitude, (vi) a violation of federal or state securities laws, or (vii) the failure by you to attempt to perform faithfully the duties and responsibilities of your position with the Company, or other material breach by you of this Letter, provided any such failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) is not cured, to the extent cure is possible, by you within thirty (30) days after written notice thereof from the Company to you; provided, however, that no failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) shall constitute Cause unless (x) the Company first gives you written notice of its intention to terminate your employment for Cause and the grounds of such termination no fewer than ten (10) days prior to the date of termination; and (y) you are provided an opportunity to appear before the Board, with or without legal representation at your election to present arguments on your own behalf; and (z) if you elect to so appear, such failure or breach is not cured, to the extent cure is possible, within thirty (30) days after written notice from the Company to you that, following such appearance, the Company has determined in good faith that Cause exists and has not, following the initial notice from the Company, been cured; provided further, however, that notwithstanding anything to the contrary in this Letter and subject to the other terms of this proviso, the Company may take any and all actions, including without limitation suspension (but not without pay), it deems appropriate with respect to you and your duties at the Company pending such appearance and subsequent to such appearance during which such failure or breach has not been cured. No act or failure to act on your part will be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company. For purposes of this Letter,

14 Wall Street      15th Floor      NY, NY 10005       T 212 321 5000      www.thestreet.com

“Disability” shall mean physical or mental incapacity of a nature which prevents you, in the good faith judgment of the Committee, from performing the duties and responsibilities of your position with the Company for a period of ninety (90) consecutive days or one hundred and fifty (150) days during any year, with each year under this Letter commencing on each anniversary of the date hereof.

By accepting the Sign-on Bonus, you hereby authorize TheStreet to immediately offset against and reduce any amounts otherwise due to you by the Company for any amounts in respect of the obligation to repay the Sign-on Bonus, consistent with any federal, state or local laws.

Sincerely,

/s/ Elisabeth DeMarse
Elisabeth DeMarse
Chair, President & CEO

ACCEPTED AND AGREED

/s/ Erwin Eichmann
Erwin Eichmann

14 Wall Street      15th Floor      NY, NY 10005       T 212 321 5000      www.thestreet.com